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EXHIBIT 10.11

2005 Compensation for the Named Executive Officers

	2005 Base Salary	2005 Target Bonus

Daniel D. Rosenthal, President and Chief Executive Officer	$550,000	120%
Thomas E. Prince, Chief Operating Officer and Chief Financial Officer	$450,000	75%
John R. Gatzke, Chief Lending Officer	$375,000	100%
Edward A. Luther, Director of Major Loans	$215,000	70%
Richard D. Grout, Director of Retail Banking	$206,000	50%

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